Exhibit 10.8

CONFIDENTIAL

February 2, 2012

Mr. Michael Bryan Sims

539 Locust Run Road

Cincinnati, OH 45202

Dear Mike:

We are very pleased to offer you the opportunity to join AdvancePierre Foods, Inc. (the “Company”) as Chief Financial Officer. This letter will confirm the terms and conditions of our offer. Your effective-employment date will be no later than February 28, 2012 (the “Employment Date”). Please return this letter signed by you without modification, no later than February 16, 2012, after which time this offer of employment will automatically expire.

1.                                      Position and Duties. You shall be the Chief Financial Officer and shall report to the Company’s President and CEO, Bill Toler. You shall have supervision and control over, and responsibility for, the day-to-day management and operational functions of the Finance and Information Technology organizations.

2.                                      Base Salary. Your annualized base salary will be $400,000, less applicable withholdings and deductions, to be paid in accordance with the company’s regular payroll practices. The Company will review your salary annually, but any adjustments are at the sole discretion of the Company. The first review shall be as of the first anniversary of your Employment Date (or sooner, if it becomes standard practice to review Company employees as of the same date). After any adjustments the term “Annual Base Salary” for all purposes shall refer to base salary annualized, as most recently- adjusted.

3.                                      Annual Bonus. You will be eligible to receive an annual bonus at a target level of 50% and a maximum of 100% (range 0% to 100%) of your Annual Base Salary according to performance targets established by the Company (the “Annual Bonus”). Any such bonus earned shall be paid as soon as practicable but in no event later than the 15th day of the third month following the end of your taxable year (or the company’s taxable year, whichever is later) in which your right to receive web bonus is first determined. You will be entitled to receive the Annual Bonus only if you remain employed in good standing by the Company through the payment date of the Annual Bonus.

4.                                      Equity Interest. As soon as practicable following your Employment Date and subject to compliance with applicable securities laws, the Company shall grant to you an equity interest of 7,000 shares in the Company, which equity interest shall be evidenced by and subject to the terms of an equity award agreement to be entered into by you and the Company.

5.                                      Employee Benefits. You will be eligible to. participate in the Company’s 401(k), health insurance, short-term and long-term disability insurance, life insurance and other employee benefits plans to accordance with the terms and conditions of those plans as may be amended from time to time and on terms and conditions no less favorable than those applicable to the Company’s other senior executives. The Company may modify, interpret or discontinue such plans in its sole discretion.

6.                                      Vacation. You will be eligible to accrue 20 days of paid vacation each calendar year, to be taken at times reasonably agreeable to the Company and in compliance with Company policy.

7.                                      Confidentiality, Non-Compete, and Non-Solicitation Agreement. You will be required to sign the Company’s Confidentiality, Non-Compete and Non-Solicitation Agreement on or prior to your Employment Date.

8.                                      Employment Status. You acknowledge that your employment with the Company is at-will, and either party can terminate the relationship at any time with or without cause and with or without notice.

(a) If your employment is terminated:

(i)        by the Company for any reason other than (x) Cause or (y) disability that continues for more than six (6) months or

(ii)          within three (3) months following the, occurrence of a “Change In Control” (as defined below) by you as the result of:

(A) a material reduction in your then current salary or bonus level;

(B) a change in office location requiring a relocation from the state of Ohio or in excess of 100 miles:

(C) a change resulting in the material diminution of your then current job description and responsibilities;

(D) a material change in reporting relationship; or

(A)-(D) and such event has not been cured within 30 days after the Company’s receipt of such notice;

then your employment will be deemed to have been severed and you shall receive salary continuation payments for one (1) year at your current annual salary (the “Severance”). No Severance shall be paid unless your termination constitutes a “separation from service” as defined under section 409A of the Code. Your right to receive the Severance is contingent upon your (i) entering into (and net revoking) within the time periods provided by applicable law a comprehensive release of claims substantially in the form as attached hereto and (ii) continued compliance with the terms of the Company’s Confidentiality, Non-Compete and Non-Solicitation Agreement. Payment of the Severance shall commence within 30 days following the expiration of the execution (and non-revocation) period applicable to the release as statutorily required by law, but in the event later than the 15th day of the third month following the end of -your taxable year (or the Company’s taxable year, whichever is later) in which such termination of employment with the Company occurs. Any Severance payable hereunder shall reduce the amount of any other severance you may otherwise be due from the Company or any of subsidiaries or affiliates (including, but not limited to any severance set forth in any other employment agreement, severance plan, policy or arrangement or stock purchase agreement). For the avoidance of doubt, if your employment is terminated by reason of your voluntary resignation, death or disability that continues for more than six (6) months, you shall not be entitled to the Severance provided for hereunder.

“Change In Control” shall mean: the sale or other transfer of the Company to, an Independent Third Party (as defined below) or group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power under normal circumstances (without regard to the occurrence of any contingency) to elect a majority of the Company’s board of directors (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis. “Independent Third Party” means any person or entity who, immediately prior to the contemplated transaction, does not own in excess of 5% of the common stock on a fully-diluted basis (a “5% Owner”), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other persons.

“Cause” shall mean one or more of the following: (A) any material breach of this letter agreement by you; (B) willful violation by you of any law, rule, regulation, which violation results, or could reasonably be expected to result, in material harm to the business or reputation of the Company; or (C) the conviction or commission of or the entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude.

(b) No Mitigation. You shall not be obligated to seek new employment or take any other action to mitigate the benefits to which you are entitled hereunder.

9.                                      Immigration Compliance. Your offer of employment is contingent upon you verifying your employment eligibility in accordance with the U.S. Immigration Reform Control Act of 1986.

10.                               Reimbursement. The Company will reimburse you for reasonable travel, entertainment and other business-related expenses you incur on behalf of the Company, that are consistent with the Company’s policies in effect from time to time regarding travel, entertainment and other business expenses, subject to the Company’s requirements regarding the reporting and documentation of such expenses. Such reimbursements shall be payable to you as soon as practicable, but in no event later than the last business day of the calendar year next following the calendar year in which the expenses were incurred.

11.                               Insurance. The Company will maintain you as an insured party on all directors’ and officers’ insurance that it maintains for the benefit of its directors and officers on at least the same basis as all other covered individuals. The Company shall not be obligated, however, to maintain directors’ and officers’ insurance.

12.                               Agreement. No failure or delay on the part of the Company or you in enforcing or exercising any right or remedy under this left will operate as a waiver thereof. This letter agreement may not be amended or modified except by an express written agreement signed by you and an authorized representative of the Company. This letter agreement

(along with the final form of any referenced document) represents the entire agreement between you and the Company, and no verbal or written agreement, promises or representations that wore not specifically provided for in this letter agreement will be binding upon you or the Company.

We look forward to you joining our Company!

[SIGNATURE PAGE FOLLOWS]

On behalf of AdvancePierre Foods, Inc.

/s/ Paul Telenson
Title	SVP HR

You hereby acknowledge and agree that the terms and conditions set forth above constitute the entire terms and conditions of your employment agreement with the Company.

Signed and Accepted by:	/s/ Michael B Sims
Mr. Michael B. Sims

Date: February 16, 2012